                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 Synopsys, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                [SYNOPSYS LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 23, 2001
                            ------------------------

To the Stockholders of Synopsys, Inc.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Synopsys, Inc., a Delaware corporation (the "Company"), will be held on Monday, April 23, 2001, at 4:00 p.m., local time, at the Company's principal executive offices at 700 East Middlefield Road, Mountain View, California 94043, for the following purposes:

          1. To elect eight directors to serve for the ensuing year or until their successors are elected.

          2. To approve an amendment to the Company's Employee Stock Purchase Plan and International Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 1,200,000 shares.

          3. To approve an amendment to the 1992 Stock Option Plan to extend the term of the Plan from January 2002 to January 2007.

          4. To ratify the appointment of KPMG LLP as independent auditors of the Company for fiscal year 2001.

          5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on February 26, 2001 are entitled to notice of and to vote at the meeting. All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy (the "Proxy") as promptly as possible in the envelope enclosed. Any stockholder attending the meeting may vote in person even if he or she has previously returned a Proxy.

                                          Sincerely,

                                          /s/ Aart J. de Geus
                                          Aart J. de Geus
                                          Chief Executive Officer &
                                          Chairman of the Board

Mountain View, California
March 6, 2001

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                [Synopsis Logo]
                           700 EAST MIDDLEFIELD ROAD
                        MOUNTAIN VIEW, CALIFORNIA 94043
                            ------------------------

                                PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 23, 2001
                            ------------------------

                              GENERAL INFORMATION

     The enclosed proxy (the "Proxy") is solicited on behalf of the Board of Directors of Synopsys, Inc., a Delaware corporation ("Synopsys" or the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on April 23, 2001 at the Company's principal executive offices, 700 East Middlefield Road, Mountain View, California 94043.

     These proxy solicitation materials were mailed on or about March 6, 2001 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The cost of soliciting Proxies will be borne by the Company. The Company has retained the services of InvestorCom, Inc. to assist in the solicitation of Proxies, for which it will receive a fee from the Company of approximately $3,000 plus out-of-pocket expenses. In addition, the Company may reimburse brokerage houses and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. The Company will furnish copies of solicitation material to such brokerage houses and other representatives. Proxies may also be solicited by certain of the Company's directors, officers and employees, without additional compensation, personally or by telephone, telecopy or telegram. Except as described above, the Company does not presently intend to solicit Proxies other than by mail.

REVOCABILITY OF PROXIES

     Any person giving a Proxy has the power to revoke it at any time before its use by delivering to the Company's principal executive offices a written notice of revocation or a duly executed Proxy bearing a later date. The Proxy may also be revoked by attending the Annual Meeting and voting in person.

RECORD DATE, VOTING AND SHARE OWNERSHIP

     Stockholders of record on February 26, 2001 are entitled to notice of and to vote at the Annual Meeting. As of the record date, 60,739,140 shares of the Company's common stock, $.01 par value ("Common Stock"), were issued and outstanding. No shares of the Company's preferred stock were outstanding.

     Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder of record as of the close of business on February 26, 2001. The holders of a majority of the shares issued and outstanding, represented in person or by Proxy, shall constitute a quorum. All valid Proxies received before the meeting will be exercised. All shares represented by a Proxy will be voted, and where a stockholder specifies by means of his or her Proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the Proxy, the shares will be voted in favor of the proposal. A stockholder who abstains on any or all matters will be deemed present at the meeting for purposes of determining whether a quorum is present and the total number of votes cast with respect to a proposal (other than votes cast for the election of directors), but will be deemed not to have voted in favor of the particular matter (or matters) as to which the stockholder has abstained. In the event a nominee (such as a brokerage firm) that is holding shares for a beneficial owner does not receive instructions from such beneficial owner as to how to vote those shares on a proposal and does not have discretionary authority to vote on such proposal, then the shares held by the nominee will be deemed present at the meeting for quorum purposes but will not be deemed to have voted on such proposal.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                     PROPOSAL ONE -- ELECTION OF DIRECTORS

     The Bylaws of the Company provide that the Board of Directors shall consist of not fewer than five and not more than nine persons; within that range, the Board has set the number of directors at eight persons, effective as of the date of the Annual Meeting. At the Annual Meeting, eight directors are to be elected to serve until the Company's next Annual Meeting or until their successors are elected and qualified. The Board of Directors has selected eight nominees for director. Seven nominees are current directors of the Company and the Board has nominated Bruce R. Chizen to stand for election. Directors William W. Lattin and Harvey C. Jones, Jr. are not standing for reelection at the Annual Meeting. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them FOR the nominees named below. The eight candidates receiving the highest number of affirmative votes of the shares represented and voting on this proposal at the Annual Meeting will be elected directors of the Company.

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING NOMINEES TO SERVE AS DIRECTORS OF THE COMPANY UNTIL THE NEXT ANNUAL MEETING OR UNTIL THEIR SUCCESSORS HAVE BEEN ELECTED AND QUALIFIED.

NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to principal occupations, certain other directorships held by them, any arrangements pursuant to which they were selected as directors or nominees and their ages as of December 31, 2000.

                                                                    YEAR FIRST
                          NAME                            AGE    ELECTED DIRECTOR
                          ----                            ---    ----------------
Aart J. de Geus.........................................  46                1986
Andy D. Bryant..........................................  50                1999
Chi-Foon Chan...........................................  51                1998
Bruce R. Chizen.........................................  45                  --
Deborah A. Coleman......................................  47                1995
A. Richard Newton.......................................  49          1987; 1995
Sasson Somekh...........................................  54                1999
Steven C. Walske........................................  48                1991

BACKGROUND OF DIRECTORS

     DR. AART J. DE GEUS co-founded Synopsys and currently serves as Chief Executive Officer and Chairman of the Board of Directors. Since the inception of Synopsys in December 1986 he has held a variety of positions including Senior Vice President of Engineering and Senior Vice President of Marketing. From 1986 to 1992 Dr. de Geus served as Chairman of the Board. He served as President from 1992 to 1998. Dr. de Geus has served as Chief Executive Officer since January 1994 and has held the additional title of Chairman of the Board since February 1998. He has served as a Director since 1986. From 1982 to 1986 Dr. de Geus was employed by General Electric Corporation, where he was the Manager of the Advanced Computer-Aided Engineering Group. Dr. de Geus holds an M.S.E.E. from the Swiss Federal Institute of Technology in Lausanne, Switzerland and a Ph.D. in electrical engineering from Southern Methodist University.

     ANDY D. BRYANT has been a Director of Synopsys since January 1999 and currently serves as Executive Vice President and Chief Financial and Enterprise Services Officer of Intel Corporation, with responsibility for financial operations, human resources, information technology and e-business functions and activities worldwide. Mr. Bryant joined Intel in 1981 as Controller for the Commercial Memory Systems Operation and in 1983 became Systems Group Controller. In 1987 he was promoted to Director of Finance for the corporation and was appointed Vice President and Director of Finance of the Intel Products Group in 1990. Mr. Bryant became CFO in February of 1994 and was promoted to Senior Vice President in January 1999. Mr. Bryant expanded his role to Chief Financial and Enterprise Services Officer in December 1999. He was promoted to Executive Vice President in January 2001. Prior to joining Intel, he held positions in finance at Ford Motor Company and Chrysler Corporation. Mr. Bryant holds a B.A. in economics from the University of Missouri and an M.B.A. in finance from the University of Kansas. Mr Bryant is a director of Convera Corporation, a provider of content management solutions.

     DR. CHI-FOON CHAN joined Synopsys as Vice President of Application Engineering & Services in May 1990. Since April 1997 he has served as Chief Operating Officer and since February 1998 he has held the additional title of President. Dr. Chan also became a Director of the Company in February 1998. From September 1996 to February 1998 he served as Executive Vice President, Office of the President. From February 1994 until April 1997 he served as Senior Vice President, Design Tools Group and from October 1996 until April 1997 as Acting Senior Vice President, Design Reuse Group. Additionally, he has held the titles of Vice President, Engineering and General Manager, DesignWare Operations and Senior Vice President, Worldwide Field Organization. From March 1987 to May 1990, Dr. Chan was employed by NEC Electronics, where his last position was General Manager, Microprocessor Division. From 1977 to 1987, Dr. Chan held a number of senior engineering positions at Intel Corporation. Dr. Chan holds an M.S. and Ph.D. in computer engineering from Case Western Reserve University.

     BRUCE R. CHIZEN was nominated to serve as a Director of Synopsys in February 2001. Mr. Chizen has served as President of Adobe Systems Incorporated, a provider of graphic design, publishing, and imaging software for Web and print production, since April 2000 and as Chief Executive Officer since December 2000. He joined Adobe Systems in August 1994 as Vice President and General Manager, Consumer Products Division and in December 1997 became Senior Vice President and General Manager, Graphics Products Division. In August 1998 Mr. Chizen was promoted to Executive Vice President, Products and Marketing. From November 1992 to February 1994 he was Vice President and General Manager, Claris Clear Choice for Claris Corp., a wholly owned subsidiary of Apple Computer. He is a Director of Adobe Systems Incorporated and Viewpoint Corporation, a provider of advanced 3D product visualization and marketing solutions.

     DEBORAH A. COLEMAN has been a Director of Synopsys since November 1995. Ms. Coleman is co-founder and currently General Partner of SmartForest Ventures in Portland, Oregon. Ms. Coleman has been Chairman of the Board of Merix Corporation, a manufacturer of printed circuit boards, since May 1994, when it was spun off from Tektronix, Inc. She also served as Chief Executive Officer of Merix from May 1994 to September 1999 and as President from March 1997 to September 1999. Ms. Coleman joined Merix from Tektronix, a diversified electronics corporation, where she served as Vice President of Materials Operations, responsible for worldwide procurement, distribution, component engineering and component manufacturing operation. Prior to joining Tektronix in November 1992, Ms. Coleman was with Apple Computer, Inc. for eleven years, where she held several executive positions, including Chief Financial Officer, Chief Information Officer and Vice President of Operations. She is a Director of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment.

     DR. A. RICHARD NEWTON has been a Director of Synopsys since January 1995. Previously, Dr. Newton was a Director of Synopsys from January 1987 to June 1991. Dr. Newton has been a Professor of Electrical Engineering and Computer Sciences at the University of California at Berkeley since 1979 and is currently Dean of the College of Engineering. From July 1999 to June 2000, Dr. Newton was Chair of the Electrical Engineering and Computer Sciences Department. Since 1988 Dr. Newton has acted as a Venture Partner with Mayfield Fund, a venture capital partnership, and has contributed to the evaluation and development of over two dozen new companies. From November 1994 to July 1995 he was acting President and Chief Executive Officer of Silicon Light Machines, a private company which is developing display systems based on the application of micromachined silicon light-valves.

     DR. SASSON SOMEKH has been a Director of Synopsys since January 1999. He is Executive Vice President of Applied Materials, Inc., a manufacturer of semiconductor fabrication equipment. From December 1993 to November 2000, Dr. Somekh served as Senior Vice President. Dr. Somekh served as Group Vice President from 1990 to 1993. Prior to that, he was a divisional Vice President. Dr. Somekh joined Applied Materials in 1980 as a Project Manager. Dr. Somekh is a director of Scitex Corporation Ltd., which provides digital imaging products and services for graphics communication.

     STEVEN C. WALSKE has been a Director of Synopsys since December 1991. Mr. Walske has been Chief Business Strategist of Parametric Technology Corporation, a supplier of software products for mechanical computer aided engineering, since June 2000 and served as Chairman, Chief Executive Officer and a Director from August 1994 until June 2000. From December 1986 to August 1994 Mr. Walske served as President and Chief Executive Officer of that company.

     There are no family relationships among any executive officers, directors or persons chosen or nominated to become executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During fiscal 2000, the Board of Directors held six meetings and acted by unanimous written consent on three occasions. During such year, the Committees of the Board of Directors included an Audit Committee, a Human Resources and Compensation Committee (the "Compensation Committee"), a Technology Committee, a Nominating and Board Affairs Committee (the "Nominating Committee") and a Corporate Governance Committee.

     During fiscal 2000, the Audit Committee consisted of three directors: Ms. Coleman, Mr. Jones and Dr. Somekh. All such directors served on the Audit Committee for the entire year. The Audit Committee is primarily responsible for reviewing the Company's financial results prior to their release to the public, reviewing reports provided by, and approving the services performed by, the Company's independent auditors and reviewing the Company's accounting practices and systems of internal accounting controls. The Audit Committee held four meetings during fiscal 2000.

     During fiscal 2000, the Compensation Committee consisted of three directors: Mr. Walske, Ms. Coleman and Mr. Bryant. All such directors served on the Committee for the entire fiscal year. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies, setting compensation levels for the Company's executive officers and administering the Company's stock option, employee stock purchase and 401(k) savings plans. The Committee held six meetings during fiscal 2000 and acted by unanimous written consent on six occasions. In March 2000, the Compensation Committee established a Grant Subcommittee comprised of committee members Ms. Coleman and Mr. Walske. The purpose of the Grant Subcommittee is to ensure that option grants made to executive officers of the Company comply with certain securities and tax rules. During fiscal 2000, the Grant Subcommittee held no meetings and acted by unanimous written consent on one occasion.

     During fiscal 2000, the Technology Committee consisted of two directors:
Dr. Newton and Dr. Somekh. Both directors served on the Committee for the entire fiscal year. The Technology Committee advises the Board on long-term technology strategy and industry development issues. The Committee held no formal meetings during the year, although it held one meeting subsequent to the fiscal year end.

     During fiscal 2000, the Nominating Committee consisted of two directors:
Dr. de Geus and Dr. Lattin. The Committee's charter was to identify and recruit candidates for the Board and to make recommendations regarding board of directors' best practices. The Committee also considered stockholders nominations for the Board that are made in the manner provided in the Company's Bylaws.

     In August 2000, the Nominating Committee was eliminated and replaced with a Corporate Governance Committee. The membership of the Corporate Governance Committee consists of Mr. Bryant, Ms. Coleman, Mr. Jones, Dr. Newton, Dr. Somekh and Mr. Walske, all of whom are non-employee directors. The Corporate Governance Committee identifies and recommends to the Board candidates for membership on the Board and Board committees, considers and recommends to the Board candidates for certain corporate officers, including

Chief Executive Officer, develops and recommends criteria and policies relating to service and tenure of directors, oversees matters of corporate governance, reviews the performance of the chief executive officer and other senior executives and reviews such other matters relating to management of the Company as it deems appropriate. The Committee held one meeting during fiscal 2000. The identification and nomination of Mr. Chizen to the Board of Directors was coordinated by the Committee. Other nominees for the Board also were approved by the Committee.

     During fiscal 2000, all directors attended at least 75% of the meetings of the Board of Directors and Committees of the Board on which they served, except Dr. Somekh.

DIRECTORS' COMPENSATION

     During fiscal 2000, each non-employee Board member was paid an annual retainer of $8,000, and $1,000 for each Board or Board Committee meeting attended, plus expenses.

     In addition, non-employee Board members receive automatic option grants under the 1994 Non-Employee Directors Stock Option Plan (the "Directors Plan"). As of the date of this Proxy, all seven non-employee Board members were eligible to participate in the Directors Plan.

     During fiscal 2000, Mr. Walske, Dr. Newton, Mr. Jones, Ms. Coleman, Mr. Bryant and Dr. Somekh each received automatic grants of options to purchase 10,000 shares of Common Stock at an exercise price of $39.875 per share for Board service during the year. In addition, during fiscal 2000, Messrs. Walske, Newton, Jones and Bryant each received options to purchase 5,000 shares of Common Stock and Ms. Coleman and Dr. Somekh each received options to purchase 10,000 shares of Common Stock, for service on Board Committees, at an exercise price of $39.875. Messrs. Walske, Jones, and Bryant and Dr. Newton all received an option to purchase 2,916 shares at an exercise price of $36.25 for service on the Corporate Governance Committee during fiscal 2000. Dr. Lattin received options to purchase 5,833 shares and 2,916 shares at an exercise price of $34.25 and an option to purchase 2,916 shares at an exercise price of $36.25 for board and committee service during fiscal 2000.

     During fiscal 2000, Dr. Newton provided consulting services to the Company, for which he was paid $120,000. Under the Company's agreement with Dr. Newton, at the Company's request, Dr. Newton provides advice concerning long-term technology strategy and industry development issues, as well as providing assistance in identifying opportunities for partnerships with academia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of January 2, 2001 by (i) each person known by the Company to own beneficially more than five percent of the outstanding shares of Common Stock on that date, (ii) each director and nominee for director, (iii) each of the persons named in "Executive
Compensation -- Summary Compensation Table" on page 7 and (iv) all directors and current executive officers as a group.

                                                               SHARES OF COMMON STOCK
                                                                 BENEFICIALLY OWNED
                                                              -------------------------
                                                                             PERCENTAGE
                NAME OF BENEFICIAL OWNER(1)                    NUMBER        OWNERSHIP
                ---------------------------                   ---------      ----------
Fidelity Management & Research..............................  8,435,760(2)     13.75%
  82 Devonshire Street
  Boston, Massachusetts 02109
J. & W. Seligman & Co. Incorporated.........................  5,197,855(2)      8.47%
  100 Park Avenue, 8th Floor
  New York, NY 10017
Vicki L. Andrews............................................     42,072(3)         *
Andy D. Bryant..............................................     53,749(4)         *
David P. Burow..............................................    178,227(5)         *
Raul Camposano..............................................    143,067(6)         *
Chi-Foon Chan...............................................    401,475(7)         *
Bruce R. Chizen.............................................          0            *
Deborah A. Coleman..........................................     93,000(8)         *
Aart J. de Geus.............................................  1,061,006(9)      1.71%
Robert B. Henske............................................     30,416(10)        *
Harvey C. Jones, Jr. .......................................    116,513(11)        *
William W. Lattin...........................................    164,496(12)        *
A. Richard Newton...........................................     75,994(13)        *
Steven K. Shevick...........................................     52,122(14)        *
Sasson Somekh...............................................     73,333(15)        *
Steven C. Walske............................................     76,116(16)        *
All directors and current executive officers as a group (12
  persons)..................................................  2,240,292(17)     3.55%

---------------
  *  Less than 1%

 (1) The persons named in the table above have sole voting and investment power with respect to all shares of the Company's Common Stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the footnotes of this table.

 (2) Based upon filings made with the Securities and Exchange Commission.

 (3) Includes options to purchase 41,462 shares of Synopsys Common Stock exercisable by Ms. Andrews within 60 days of January 2, 2001.

 (4) Comprised of options to purchase 53,749 shares of Synopsys Common Stock exercisable by Mr. Bryant within 60 days of January 2, 2001.

 (5) Includes options to purchase 157,271 shares of Synopsys Common Stock exercisable by Mr. Burow within 60 days of January 2, 2001.

 (6) Includes options to purchase 132,600 shares of Synopsys Common Stock exercisable by Dr. Camposano within 60 days of January 2, 2001.

 (7) Includes options to purchase 370,145 shares of Synopsys Common Stock exercisable by Dr. Chan within 60 days of January 2, 2001.

 (8) Comprised of options to purchase 93,000 shares of Synopsys Common Stock exercisable by Ms. Coleman within 60 days of January 2, 2001.

 (9) Includes options to purchase 748,376 shares of Synopsys Common Stock exercisable by Dr. de Geus within 60 days of January 2, 2001. Excludes 11,000 shares held by Dr. de Geus' spouse, as to which he disclaims beneficial ownership.

(10) Includes options to purchase 20,416 shares of Synopsys Common Stock exercisable by Mr. Henske within 60 days of January 2, 2001

(11) Includes options to purchase 63,916 shares of Synopsys Common Stock exercisable by Mr. Jones within 60 days of January 2, 2001.

(12) Includes options to purchase 47,001 shares of Synopsys Common Stock exercisable by Dr. Lattin within 60 days of January 2, 2001.

(13) Includes options to purchase 70,916 shares of Synopsys Common Stock exercisable by Dr. Newton within 60 days of January 2, 2001.

(14) Includes options to purchase 50,715 shares of Synopsys Common Stock exercisable by Mr. Shevick within 60 days of January 2, 2001.

(15) Includes options to purchase 60,833 shares of Synopsys Common Stock exercisable by Dr. Somekh within 60 days of January 2, 2001.

(16) Includes options to purchase 75,916 shares of Synopsys Common Stock exercisable by Mr. Walske within 60 days of January 2, 2001.

(17) Includes options to purchase 1,696,445 shares of Synopsys Common Stock exercisable by directors and current executive officers within 60 days of January 2, 2001. Excludes 11,000 shares held by Dr. de Geus' spouse, as to which he disclaims beneficial ownership.

EXECUTIVE COMPENSATION

  Executive Compensation and Other Matters

     The following table sets forth the compensation earned by the (i) Company's Chief Executive Officer, (ii) each of the other four most highly compensated executive officers whose compensation for fiscal 2000 exceeded $100,000, and
(iii) the two other individuals who would have been among the four other most highly compensated executive officers had they been employed as executive officers at the end of fiscal 2000 (collectively, the "Named Executive Officers"), for services rendered in all capacities to the Company during the last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                       COMPENSATION:
                                                      ANNUAL            SECURITIES
                                                  COMPENSATION($)         AWARDS         ALL OTHER
                                                -------------------     UNDERLYING      COMPENSATION
         NAME AND POSITION           YEAR(1)    SALARY     BONUS(2)     OPTIONS(#)         ($)(3)
         -----------------           -------    -------    --------    -------------    ------------
Aart J. de Geus....................   2000      430,769    600,000        731,000          1,855
  Chief Executive Officer and         1999      375,000    681,690        254,700          1,953
  Chairman of the Board               1998      362,118    391,000        150,000          1,863
Chi-Foon Chan......................   2000      430,769    600,000        623,000          2,493
  President and                       1999      375,000    681,690        199,200          1,653
  Chief Operating Officer             1998      329,615    363,000        125,000          1,758
Vicki L. Andrews...................   2000      287,500    568,256(4)     179,000          9,826
  Senior Vice President
  World Wide Sales
Robert B. Henske...................  2000(5)    175,000    232,000        340,000            160
  Senior Vice President and
  Chief Financial Officer
Steven K. Shevick..................   2000      236,154    145,984        100,000          1,833
  Vice President, Investor
  Relations and
  Legal, General Counsel
David P. Burow.....................   2000      323,077    202,000        196,000          1,613
  Senior Vice President               1999      250,000    275,000         37,300          2,333
  Internet Design and Services        1998      112,538    116,000        100,000            479
Raul Camposano.....................   2000      376,923    220,000        255,800          2,026
  Senior Vice President and           1999      300,000    300,000         53,000          1,950
  Chief Technical Officer             1998      271,692    136,600         75,000          1,608

---------------
(1) During fiscal 1998 and 1999, the Company had a fiscal year that ended on the last Saturday of September. In July 1999, the Company changed its fiscal year end to the last Saturday in October. As a result, salary data for fiscal 2000 includes the 13-month period ended October 28, 1999.

(2) Includes amounts paid in the subsequent fiscal year in respect of services rendered during the fiscal year for which information is provided.

(3) Amounts in this column reflect premiums paid for group term life insurance, Synopsys 401(k) contributions and, in the case of Ms. Andrews only, car allowances.

(4) Ms. Andrews' 2000 bonus is composed of commissions of $318,096 and variable bonus of $250,160.

(5) Mr. Henske commenced employment with the Company on May 10, 2000.

  Stock Option Grants

     The following table sets forth further information regarding individual grants of options for Synopsys' Common Stock during fiscal 2000 for each of the Named Executive Officers. All grants for each of the Named Executive Officers were made pursuant to Synopsys' 1992 Stock Option Plan (the "1992 Plan") or 1998 Nonstatutory Stock Plan (the "1998 Plan"). In accordance with the rules of the Securities and Exchange Commission (the "SEC"), the table sets forth the hypothetical gains or "option spreads" that would exist for the options at the end of their respective ten-year terms based on assumed annualized rates of compound stock price appreciation of 5% and 10% from the dates the options were granted to the end of the respective option terms. Actual gains, if any, on option exercises are dependent on the future performance of Synopsys Common Stock and overall market conditions. There can be no assurance that the potential realizable values shown in this table will be achieved. No stock appreciation rights were granted to such officers during fiscal 2000.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                              POTENTIAL REALIZABLE
                                                                                             VALUE AT ASSUMED ANNUAL
                         NUMBER OF      PERCENT OF                                            RATES OF STOCK PRICE
                         SECURITIES   TOTAL OPTIONS                                          APPRECIATION FOR OPTION
                         UNDERLYING     GRANTED TO      EXERCISE OR                                  TERM($)
                          OPTIONS       EMPLOYEES       BASE PRICE         EXPIRATION        -----------------------
         NAME            GRANTED(1)   FISCAL 2000(2)     ($/SHARE)            DATE               5%          10%
         ----            ----------   --------------   -------------   -------------------   ----------   ----------
Aart J. de Geus........   731,000          4.33        32.25 - 59.38    10/27/09 - 8/02/10   18,204,141   46,132,868
Chi-Foon Chan..........   623,000          3.69        32.25 - 59.38    10/27/09 - 8/02/10   15,706,643   39,803,718
Vicki L. Andrews.......   179,000          1.06        32.25 - 56.13    10/25/09 - 8/02/10    4,127,612   10,460,180
Robert B. Henske.......   340,000          2.02        32.25 - 39.44    04/14/10 - 8/02/10    7,799,866   19,766,391
Steven K. Shevick......   100,000           .59        32.25 - 56.13    10/25/09 - 8/02/10    2,380,759    6,033,311
David P. Burrow........   196,000          1.16        32.25 - 59.38    10/27/09 - 8/02/10    4,730,034   11,986,836
Raul Camposano.........   255,800          1.52        32.25 - 59.38    10/27/09 - 8/02/10    6,248,406   15,834,688

---------------
(1) Sum of all option grants made during fiscal year to such person. Except for two grants made to Dr. de Geus and Dr. Chan, options become exercisable ratably in a series of monthly installments over a four-year period from the grant date, assuming continued service to Synopsys, subject to acceleration under certain circumstances involving a change in control of Synopsys. Each option has a maximum term of 10 years, subject to earlier termination upon the optionee's cessation of service. During fiscal 2000, Dr. de Geus and Dr. Chan were granted options to purchase 380,000 and 290,000 shares, respectively, at an exercise price of $32.25. Such options vest ratably over a four-year period following the grant date, but are not exercisable unless and until the closing price of the Company's Common Stock exceeds $43.80 per share for Dr. de Geus and $45.59 per share for Dr. Chan.

(2) Based on aggregate options to acquire 16,869,995 shares of Synopsys Common Stock granted in fiscal 2000.

  Option Exercises and Year-End Values

     The following table sets forth, for each of the Named Executive Officers, each exercise of stock options during fiscal 2000 and the year-end value of unexercised options.

     No stock appreciation rights were exercised during such fiscal year by the Named Executive Officers, and no stock appreciation rights were outstanding at the end of the fiscal year.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF IN-THE-MONEY
                                 SHARES        VALUE          OPTIONS AT FY-END          OPTIONS AT FY-END($)(2)
                                ACQUIRED     REALIZED    ---------------------------   ---------------------------
            NAME               ON EXERCISE    ($)(1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----               -----------   ---------   -----------   -------------   -----------   -------------
Aart J. de Geus..............        --             --     613,663        923,037       1,202,344       285,000
Chi-Foon Chan................    60,000      2,018,141     254,962        770,238          82,712       270,144
Vicki L. Andrews.............     4,267        128,742      16,806        177,360           9,048        95,284
Robert B. Henske.............        --             --          --        340,000              --       105,000
Steven K. Shevick............        --             --      35,716        108,784          39,394        42,418
David P. Burrow..............    15,536        530,203     142,007        240,548       1,149,399        75,000
Raul Camposano...............    21,653        631,706      82,289        315,452          40,247       115,631

---------------
(1) Market value at exercise less exercise price.

(2) Market value of underlying securities on October 27, 2000 ($33.00) minus the exercise price.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     Under the 1992 Plan, in the event of certain changes in the ownership or control of the Company involving a "Corporate Transaction," which includes an acquisition of the Company by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

     In addition, in the event of a successful hostile tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

     Synopsys has entered into Employment Agreements, effective October 1, 1997, with its Chief Executive Officer and its President and an Employment Agreement with its Chief Financial Officer, effective May 10, 2000. Each Employment Agreement provides that if the executive is terminated involuntarily other than for cause within 24 months of a change of control, (a) the executive will be paid an amount equal to two times the sum of the executive's annual base pay plus target cash incentive, plus the cash value of the executive's health benefits for the next 18 months and (b) all stock options held by the executive will immediately vest in full. If the executive is terminated involuntarily other than for cause in any other situation, the executive will receive a cash payment equal to the sum of the executive's annual base pay for one year plus target cash incentive for such year, plus the cash value of the executive's health benefits for twelve months. The terms "involuntary termination," "cause" and "change of control" are defined in each Employment Agreement.

REPORT OF THE COMPENSATION COMMITTEE

     The following is the report of the Compensation Committee of the Board of Directors describing the compensation policies, and the rationale therefor, with respect to the compensation paid to the Company's executive officers for fiscal 2000.

  Executive Compensation

     Purpose of the Compensation Committee

     The Compensation Committee of the Board of Directors (the "Committee") is responsible for determining compensation levels for the executive officers for each fiscal year based upon a consistent set of procedures. The Committee reviews and approves all executive target compensation (base and bonus) and the plan by which bonus in excess of target may be paid to executive officers. In the case of the Company's principal sales executive, the Chief Executive Officer, President and certain other members of senior management formulate an individual bonus plan based primarily upon accepted orders for the Company's products and services and revenues.

     Committee Structure

     During fiscal 2000 the Committee was made up of three independent, non-employee members of the Board of Directors: Andy Bryant, Deborah Coleman and Steven C. Walske. In March 2000, the Compensation Committee established a Grant Subcommittee comprised of committee members Ms. Coleman and Mr. Walske. The purpose of the Grant Subcommittee is to ensure that option grants made to executive officers of the Company comply with certain securities and tax rules.

     Objectives of the Compensation Plan

     The objectives of the compensation program as established by the Committee are: (1) to provide a means for the Company to attract and retain high-quality executives; (2) to tie executive compensation directly to the Company's business and performance objectives; and (3) to reward outstanding individual performance that contributes to the long-term success of the Company.

     Elements of Compensation

     Each executive officer's compensation package is comprised of three elements: (1) base compensation, which reflects individual performance and is designed primarily to be competitive with salary levels in a comparative group;
(2) variable or bonus compensation payable based on the achievement of financial performance goals and individual performance; and (3) long-term stock-based incentive compensation, which rewards Company growth and increased stockholder value.

     Base Compensation. The base compensation for each executive officer is determined based on consideration of the following factors: (1) salary levels for comparable positions in software and related companies similar in size and business that compete with Synopsys in the recruitment and retention of senior personnel; (2) each executive's past performance relative to corporate, business group (if applicable) and individual objectives; (3) each executive's responsibility level and objectives for the subsequent year; and (4) compensation relative to other executives in the Company.

     Information regarding competitive salary ranges for fiscal 2000 was obtained from an independent compensation survey firm. Some of the companies the Committee surveyed as part of the peer group for comparative compensation purposes are included in the S&P Technology Sector Index, which the Company has selected as the industry index for purposes of the stock price performance graph that appears later in this Proxy Statement. However, the S&P Technology Sector Index also includes a significant number of companies that are of greater size than the Company, participate in different industries than the Company or are located in different regions from the Company, and use of index companies alone would have incorrectly affected compensation comparisons. In selecting companies for compensation comparison purposes, the Committee selected companies that actually compete with the Company in seeking executive talent.

Consequently, some companies included in the compensation comparison survey are not necessarily included in the S&P Technology Sector Index.

     The Company believes that the total cash compensation for the executive officers of the Company for fiscal 2000 was competitive with the total cash compensation for executive officers at companies with which the Company competes for executives.

     Variable Compensation. The Company's fiscal 2000 bonus plan approved by the Committee set forth (1) the size of the aggregate bonus pool for all non-commissionable employees and executive officers and (2) the amount of incentive bonus compensation payable to individual executive officers (other than the Company's principal sales executive) based on the achievement of specific performance targets relating to accepted orders, revenue and operating margin for the Company as a whole (and, for officers in business units, contribution margin). An executive officer's bonus compensation may be increased based upon a qualitative assessment of his or her performance by the Chairman of the Board/Chief Executive Officer and President/ Chief Operating Officer, in consultation with and approval by the Compensation Committee and the Board of Directors. The bonuses payable to all such executive officers, together with bonuses payable to all other non-commissionable employees as a group, may not exceed the total bonus pool approved by the Committee.

     For fiscal 2000, a bonus formula was established such that achievement of planned levels of accepted orders, revenue, operating margin and, in some cases, expense levels, would result in a specified bonus level. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. During the year the target levels of orders, revenue and operating margin were adjusted to take into account changes in business conditions during the year. Among these conditions was the adoption of a revised license model, which had the effect of deferring recognition of the revenue from certain types of product orders, thus reducing the current year's revenue. In addition, bonuses were subject to upward or downward adjustment based upon the earnings and revenue growth of the Company during fiscal 2000 compared to other electronic design automation companies.

     For fiscal 2000, accepted orders, revenue and operating margin all met the established targets, as such targets were adjusted during the fiscal year. Bonus compensation (except for the qualitative component) was determined according to the compensation formula and was at approximately the target amount, net of a slight downward adjustment as a result of the Company's earnings and revenue growth during fiscal 2000 as compared to other electronic design automation companies. Bonus compensation paid to the Company's principal sales executive in fiscal 2000 was determined under her individual bonus plan and was adjusted upward slightly as a result of growth in orders and revenue achieved during fiscal 2000. Total bonus compensation for the Named Executive Officers is shown in the Summary Compensation Table on page 7. The Committee believes that these levels of compensation are a fair reflection of the performance of the named individuals.

     The Compensation Committee met during the fourth quarter of fiscal 2000 to review the incentive bonus compensation structure for executive officers for fiscal 2001. The Committee decided to defer approval of the 2001 bonus plan for executive officers until later in fiscal 2001. As a result, the Company's executive officers are currently being compensated according to the fiscal 2000 plan.

     Long-Term Incentive Compensation. Long-term compensation provided to the Company's executives has been in the form of stock options. The Committee believes that equity-based compensation closely aligns the interests of executive officers with those of stockholders by providing an incentive to manage the Company with a focus on long-term strategic objectives set by the Board of Directors relating to growth and stockholder value. Stock options are granted under the 1992 Plan and the 1998 Plan according to guidelines that take into account the executive's responsibility level, comparison with comparable awards to individuals in similar positions in the industry, the Company's long-term objectives for maintaining and expanding technological leadership through product development and growth, expected Company performance, the executive's performance and contribution during the last fiscal year and the executive's existing holdings of unvested stock options. However, the Committee does not strictly adhere to these factors in all cases and will vary the size of the grant made to each executive officer as the particular circumstances warrant. Each grant allows the officer to acquire shares of the Company's Common Stock at the fair market value in effect on the date of grant.

     The options vest in a series of installments over a four-year period, contingent upon the executive's continued employment with the Company. Accordingly, the option will provide a return to the executive only if he or she remains in the Company's employ, and then only if the market price of the Common Stock appreciates over the option term. Subsequent grants may be made to officers when the Committee believes that the officer has demonstrated greater potential, achieved more than originally expected, or assumed expanded responsibilities. Additionally, subsequent grants may be made to remain competitive with similar companies. In order to encourage the creation of stockholder value, certain option grants made during fiscal 2000 to the Chief Executive Officer and Chief Operating Officer require that the Company's stock price remain at or above a certain level before the option may be exercised. See the chart titled "Option Grants in Last Fiscal Year" on page 8.

     The Committee evaluated the performance of the executive officers against the strategic objectives for fiscal 2000 set by the Board and concluded that such performance warrants the level of long-term compensation awarded them as set forth in the Summary Compensation Table on page 7. The Committee typically reexamines long-term compensation levels each year.

     Chairman of the Board/Chief Executive Officer's Compensation

     Compensation for the Chairman/CEO is determined by a process similar to that discussed above for executive officers. Dr. de Geus' base compensation for fiscal 2000 was established by the Committee in July 1999. Dr. de Geus' base compensation is competitive with base compensation levels for chief executive officers of the companies with which the Company competes for executives.

     As was the case with the other executive officers, Dr. de Geus' bonus was calculated under a formula based on accepted orders, revenue and operating margin, and adjusted based on the Company's earnings and revenue growth compared to other electronic design automation companies. For performance levels over or under plan, the bonus compensation amount would increase or decrease proportionately. Dr. de Geus was also eligible for an increased bonus based on a qualitative assessment of his performance by the Board of Directors. For fiscal 2000, accepted orders, revenue and operating margin all met the established targets as such targets were adjusted during the year. Dr. de Geus' overall fiscal 2000 bonus was slightly higher than his target bonus in recognition of his efforts in managing the Company's transition to a new sales and licensing model and net of a slight downward adjustment as a result of the Company's earnings and revenue growth during fiscal 2000 compared to other electronic design automation companies. Dr. de Geus' bonus compensation (except for the qualitative component) was determined according to the compensation formula established at the beginning of the year and is shown in the Summary Compensation Table on page 7. In determining the amount of long-term compensation to grant to Dr. de Geus the Committee considered the same factors used to determine grants for other executive officers set forth above.

     The Committee believes that the overall level of compensation is a fair reflection of Dr. de Geus' performance for the year.

     Tax Deductibility of Executive Compensation

     Section 162(m) of the Internal Revenue Code (the "Code") places a $1 million limit on the tax deductibility of cash compensation paid to the five most highly compensated executive officers of the Company. The Company expects that a portion of the cash compensation paid to two executive officers in fiscal 2000 will not qualify for a tax deduction as a result of Section 162(m); the aggregate amount of such nondeductible compensation is not material to the Company. Under the 1992 Plan, compensation deemed paid to an executive officer when he or she exercises an outstanding option under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation.

                                          COMPENSATION COMMITTEE
                                          Steven C. Walske, Chairperson
                                          Andy D. Bryant
                                          Deborah A. Coleman

COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of the Compensation Committee were at any time during fiscal 2000, or at any other time, an officer or employee of the Company.

     No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as members of the Company's Board of Directors or the Compensation Committee.

REPORT OF THE AUDIT COMMITTEE

     Other than the information set forth below in "Fees Billed to the Company by KPMG LLP during fiscal 2000" the following Report of the Audit Committee shall not constitute "soliciting material" nor shall it be deemed "filed" with the SEC and is not to be incorporated by reference into any other Company filing under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act"), except to the extent the Company specifically incorporates this Report by reference therein.

  Adoption of Charter

     During fiscal 2000, the Company developed an updated written charter for the Audit Committee, which was approved by the full Board on August 30, 2000. The complete text of the new charter, which reflects standards set forth in new SEC regulations and National Association of Securities Dealers, Inc. rules, is included as Appendix A to this Statement.

  Communications with Management and Independent Accountants

     The Audit Committee has reviewed and discussed the Company's audited financial statements with management. In addition, the Audit Committee has discussed with KPMG LLP ("KPMG"), the Company's independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 61, "Communications With Audit Committees" which includes, among other items, matters related to the conduct of the audit of the Company's financial statements. The Audit Committee has also received written disclosures and the letter from KPMG required by the Independence Standards Board Standard No. 1, which relates to the accountant's independence from the Company and its related entities, and has discussed with KPMG their independence from the Company including whether KPMG's provision of information technology services and other non-audit services was compatible with their independence from the Company.

  Committee Member Independence

     Each of the members of the Audit Committee qualifies as an "independent" director under the current listing standards of the National Association of Securities Dealers.

  Recommendation Regarding Financial Statements

     Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year ended October 28, 2000.

  Fees Billed to the Company by KPMG LLP during Fiscal 2000

     Audit Fees

     Fees billed to the Company by KPMG for the 2000 fiscal year annual audit of its financial statements included in its Annual Report on Form 10-K for the year ended October 28, 2000, and for review of the financial statements included in the Company's fiscal year 2000 Quarterly Reports on Form 10-Q totaled approximately $1,409,700.

     Financial Information Systems Design and Implementation Fees

     KPMG did not perform any financial information systems design or implementation services for the Company during fiscal year 2000.

     All Other Fees

     Fees billed to the Company by KPMG for all other non-audit services rendered to the Company, including tax related services, totaled approximately $896,600.

                                          AUDIT COMMITTEE
                                          Deborah A. Coleman, Chairperson
                                          Harvey C. Jones, Jr.
                                          Sasson Somekh

PERFORMANCE GRAPH

     The following graph compares the cumulative total return to stockholders of the Company's Common Stock from September 30, 1995 through October 28, 2000 to the cumulative total return of (1) the S&P 500 Index and (2) the S&P Technology Sector Index over the same period (assuming the investment of $100 in the Company's Common Stock and in each of the other indices, and reinvestment of all dividends). This section shall not constitute "soliciting material" nor shall it be deemed "filed" with the SEC, and is not to be incorporated by reference into any other Company filing under the Securities Act as amended, or the Exchange Act, except to the extent the Company specifically incorporates this section therein.

                 COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
                    AMONG SYNOPSYS, INC., THE S&P 500 INDEX
                      AND THE S&P TECHNOLOGY SECTOR INDEX
[PERFORMANCE GRAPH]

                                                                                                             S&P TECHNOLOGY
                                                     SYNOPSYS, INC.                  S&P 500                      INDEX
                                                     --------------                  -------                 --------------
9/95                                                       100                         100                         100
9/96                                                       150                         120                         122
9/97                                                       138                         169                         197
9/98                                                       108                         184                         223
9/99                                                       203                         250                         394
10/00                                                      113                         266                         438

* $100 INVESTED ON SEPTEMBER 30, 1995 IN STOCK OR INDEX --
  INCLUDING REINVESTMENT OF DIVIDENDS,
  FISCAL YEAR ENDING OCTOBER 28, 2000.

                   PROPOSAL TWO -- AMENDMENT TO THE EMPLOYEE
                              STOCK PURCHASE PLANS

PROPOSED AMENDMENT

     At the Annual Meeting, the Company's stockholders will be asked to approve an increase in the total number of shares authorized under the Employee Stock Purchase Plan and International Employee Stock Purchase Plan (the "Plans") by 1,200,000 shares.

EXPLANATION

     The Plans permit employees of the Company and its subsidiaries to purchase the Company's Common Stock at a discounted price. The Plans are designed to encourage and assist a broad spectrum of employees of the Company and its subsidiaries to acquire an equity interest in the Company through the purchase of Common Stock. The Plans also are intended to provide to United States employees participating in the Plans the tax benefits available under Section 421 of the Code. As of August 31, 2000, the last purchase date under the Plans, approximately 2,084 of approximately 2,775 eligible employees were participants in the Plans. As of February 16, 2001, an aggregate of 5,850,000 shares had been reserved for issuance under the Plans and 2,969,352 shares had been issued thereunder.

     Management believes that maintaining a competitive employee stock purchase program is an important element in recruiting and retaining employees. The Plans are designed to more closely align the interests of employees and shareholders by encouraging employees to invest in the Company's securities, and to help employees share in the Company's success. Employee stock purchase plan gains have become an important part of overall compensation of employees.

     The Company is requesting authorization of additional shares under the Plans in order to preserve the current benefits of the Plans for employees and favorable accounting treatment for the Company. The Plans currently provide for enrollment periods of 24 months as described under "Description of Plans." Under current accounting rules, if (i) at the start of an enrollment period, the shares reserved for issuance under an employee stock purchase plan are insufficient to cover all shares issuable throughout that period, (ii) any shares sold during an enrollment period are authorized after the commencement of the enrollment period and (iii) on the authorization date the fair market value ("FMV") of the Common Stock is higher than the FMV at the beginning of the enrollment period, then the Company would be required to record a charge to earnings, which could be significant, for each subsequent quarter when the FMV on each semi-annual purchase date during the 24 month enrollment period was above the FMV on the enrollment date, to reflect the perceived compensatory element of the difference in FMV.

     The Company estimates, based on certain assumptions it considers reasonable, that enough shares are available under the Plans to cover purchases under the Plans by all current participants in all current 24-month enrollment periods. However, the Company believes that, under certain circumstances, it will need additional shares to cover purchases under the Plans by participants who may enroll in enrollment periods commencing between the Annual Meeting and the expected date of the 2002 Annual Meeting. Consequently, the Board of Directors has adopted, subject to stockholder approval, an amendment to the Plans to increase the aggregate number of shares issuable under the Plans by 1,200,000 shares in order to avoid any potential charge to earnings caused by a share shortfall discussed above. The Company believes that the assumptions it has used in estimating the need for additional shares are reasonable. Some of these assumptions, however, are based on factors that cannot be precisely predicted, including the future number of the Company's employees, the future price of the Company's Common Stock, the Company's overall salary levels and the participation rate in the Plans.

     Approval of the amendment to the Plans requires the affirmative vote of a majority of the votes cast at a duly held stockholders' meeting at which there is a quorum.

RECOMMENDATION

     As stated above, the Board of Directors believes that the proposed amendment to the Plans is important for employee retention and in the best interests of the Company and of its stockholders. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE INCREASE IN SHARES ISSUABLE UNDER THE PLANS.

                              DESCRIPTION OF PLANS

     The following is a summary of the principal features of the Plans. The summary, however, does not purport to be a complete description of all of the provisions of the Plans. Any stockholder who wishes to obtain a copy of the actual plan documents may do so by written request to the Company's Secretary at the Company's executive offices.

     All regular employees, including executive officers and directors who are employees, customarily employed more than 20 hours per week and more than five months per year by the Company or a participating subsidiary, are eligible to participate in the Plans as of the first enrollment date following employment. Participants may elect to make contributions up to a maximum of 10% of base earnings. On the last trading date of each semi-annual purchase period, the Company applies the funds then in each participant's account to the purchase of shares. The purchase dates are the last trading day of February and August. The cost of each share purchased is 85% of the lower of the closing prices for the Company's Common Stock on (i) the first trading day in the enrollment period in which the purchase is made and (ii) the purchase date. The closing price of the Company's Common Stock as reported on the Nasdaq National Market on January 2, 2001 was $44.1875 per share. The length of each enrollment period may not exceed 24 months. A new six-month offering period within each 24-month enrollment period commences each March 1 and September 1. Under the Plans, the maximum amount of payroll deductions by a participant during any semi-annual purchase period is $7,500, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as of the first business day in an enrollment period) in any calendar year. No single participant may acquire more than 2,000 shares, and all participants may not acquire more than 500,000 shares in the aggregate, on any semi-annual purchase date.

     The Plans are administered by the Compensation Committee, but routine matters are delegated to management. The Board of Directors may amend or terminate the Plans at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the Plans in the event of a reorganization, recapitalization, stock split, or other similar event. Amendments that would increase the number of shares reserved for purchase or that may be purchased by participants during any semi-annual purchase period, alter the purchase price formula to reduce the purchase price for shares under the Plans, materially increase the benefits to participants or materially modify the requirements for participation under the Plans also require stockholder approval. Shares available under the Plans may be either outstanding shares repurchased by the Company or newly issued shares.

FEDERAL INCOME TAX CONSEQUENCES

     In general, participants who are citizens or residents of the United States ("U.S. Participants") will not have taxable income or loss under the Plans until they sell or otherwise dispose of shares acquired under the Plans (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both (i) two years after the beginning of the enrollment period during which the shares were purchased, and (ii) one year following purchase, a U.S. Participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of within either of the foregoing holding periods (a "disqualifying disposition"), a U.S. Participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the U.S. Participant will have taxable capital gain (or loss) measured by the difference between the sale price and the U.S. Participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held, as of the date of sale, for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to a U.S. Participant in a disqualifying disposition.

     Special rules may apply to U.S. Participants who are directors or officers. The consequences to non-U.S. Participants are governed by foreign laws, which typically do not offer the same tax advantages as United States law.

PLAN BENEFITS TABLE

     The following table shows the "Dollar Value" and number of shares purchased under the Plans by each of the Named Executive Officers and the groups listed below during fiscal 2000. The "Dollar Value" is the difference between the fair market value of the stock at the date of purchase and the participant's purchase price for the stock.

                                 PLAN BENEFITS
                          EMPLOYEE STOCK PURCHASE PLAN
                 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN(1)

                                                              NUMBER OF         DOLLAR
                          NAME                             SHARES PURCHASED    VALUE($)
                          ----                             ----------------    ---------
Aart J. de Geus..........................................          640             6,498
  Chief Executive Officer and Chairman of the Board
Chi-Foon Chan............................................          640             6,498
  President and Chief Operating Officer
Vicki L. Andrews.........................................          610             6,319
  Senior Vice President, World Wide Sales
Robert B. Henske.........................................           --                --
  Senior Vice President and Chief Financial Officer
Steven K. Shevick........................................          640             6,498
  Vice President, Investor Relations and Legal, General
  Counsel
David P. Burow...........................................          665             8,040
  Senior Vice President, Internet Design and Services
Raul Camposano...........................................          605             6,289
  Senior Vice President and Chief Technology Officer
Executive Officers as a group (5 persons)................        2,530            25,813
Non-employee directors as a group........................           --(2)             --
Non-executive officer employees as a group...............      735,805(3)      8,114,881

---------------
(1) Future benefits or amounts received cannot be calculated as they are dependent on each individual's decision as to the amount of salary to be deducted for stock purchases and the stock price in effect at the time of purchase.

(2) Non-employee directors are not eligible to participate in the Plans.

(3) Represents all employees other than the executive officers of the Company.

                    PROPOSAL THREE -- AMENDMENT OF THE 1992
                      STOCK OPTION PLAN TO EXTEND THE TERM

     At the Annual Meeting, the Company's stockholders will be asked to approve an amendment to the 1992 Plan to extend the term of the 1992 Plan from January 2002 until January 2007.

EXPLANATION

     The Company's success depends in large part on its ability to attract, retain, and motivate its executive officers and other key personnel. Stock options are a significant element of compensation for such persons, as they are for executives in the software industry generally. Options benefit the Company in a number of ways, including by tying compensation to the Company's performance, conserving cash and reducing fixed costs. In addition, the exercise of options increases the Company's capital and the Company is entitled to a tax deduction upon the exercise of nonstatutory options or the disqualifying disposition of incentive stock options.

     The purpose of the 1992 Plan is to attract and retain the best available executive officers and other key personnel. Competition for such persons is intense and the Company believes an attractive option package is a material inducement to attract and retain such persons. Since adoption of the 1998 Plan in January 1998, the Company's practice has been to use the 1992 Plan to grant options primarily to executive officers; the Company expects to continue this practice in the future. The Company typically grants options to the rest of its employees under the 1998 Plan.

     The 1992 Plan will terminate as to future grants in January 2002. In order to permit the remaining shares available for grant under the 1992 Plan to be granted, the Board has approved an amendment to extend the term of the 1992 Plan until January 2007. Option grants are a vital means of attracting and retaining qualified executives. The Company believes, therefore, that extension of the 1992 Plan is crucial to its efforts to retain its senior executives.

     Shareholders should note that this Proposal Three will not result in the issuance of any additional options over and above the options previously approved by shareholders. This is not a request for additional options for the 1992 Option Plan, but only a request to extend the life of the Plan so that previously authorized options may be issued after January 2002. Any request to authorize additional options under the Plan will require a separate shareholder vote.

     Approval of the amendment to the 1992 Plan requires the affirmative vote of a majority of the votes cast at a duly held stockholders' meeting at which there is a quorum.

RECOMMENDATION

     The Board of Directors believes that the amendment to the 1992 Plan is in the best interests of the Company, its stockholders and its employees. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENT TO THE 1992 PLAN.

                            DESCRIPTION OF 1992 PLAN

GENERAL

     The purpose of the 1992 Plan is to attract and retain the best available personnel for positions of substantial responsibility with the Company, to provide additional incentive to the officers, key employees and consultants of the Company and to promote the success of the Company's business. Options granted under the 1992 Plan may be either "incentive stock options," as defined in Section 422 of the Code, or nonstatutory stock options. The 1992 Plan also permits the grant of stock appreciation rights.

NUMBER OF SHARES ISSUABLE UNDER THE 1992 PLAN

     The total number of shares of the Company's Common Stock issuable over the term of the 1992 Plan may not exceed 17,591,624 shares, of which, as of January 2, 2001, options in respect of 2,080,593 shares were available for issuance. In no event may the maximum number of shares which may be issued pursuant to incentive options granted under the 1992 Plan on or after October 2, 1994 exceed 16,000,000 shares, subject to adjustment for changes in capitalization, as set forth below. If an option expires or becomes unexercisable without having been exercised in full, the unpurchased shares which were subject thereto shall become available for future grant or sale under the 1992 Plan. Shares that have actually been issued under the 1992 Plan shall not be returned to the 1992 Plan and shall not become available for future distribution under the 1992 Plan.

ADMINISTRATION

     The 1992 Plan may generally be administered by the Board or a Committee appointed by the Board (as applicable, the "Administrator"). The Plan is currently administered by the Compensation Committee of the Board. The Administrator may make any determinations deemed necessary or advisable for the 1992 Plan.

ELIGIBILITY

     Nonstatutory stock options may be granted under the 1992 Plan to officers, key employees, consultants and other independent advisors of the Company or any parent or subsidiary of the Company. Incentive stock options may be granted only to employees. Non-employee directors are not eligible to receive options under the 1992 Plan. The Administrator, in its discretion, selects the persons to whom options may be granted, the time or times at which such options and stock purchase rights shall be granted, and the number of shares subject to each such grant.

LIMITATIONS

     Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of the Company. In order to preserve the Company's ability to deduct the compensation income associated with options granted to such persons, the 1992 Plan provides that no individual may be granted, in any fiscal year of the Company, options and/or stock appreciation rights to purchase more than 750,000 shares of Common Stock, except in the case of an individual's initial employment with the Company, in which case the individual may be granted options and/or stock appreciation rights to purchase an additional 250,000 shares.

TERMS AND CONDITIONS

     Each option is evidenced by a stock option agreement between the Company and the optionee, and is subject to the following additional terms and conditions:

          (a) Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an incentive stock option may not be less than 100% of the fair market value of the Common Stock on the date such option is granted. The fair market value of the Common Stock is generally the closing sale price for the Common Stock on the date of grant.

          (b) Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable. The 1992 Plan permits payment of the exercise price of options to be made by cash, check, other shares of Common Stock of the Company (with some restrictions), cashless exercise, or any combination thereof.

          (c) Term of Option. The term of an option may be no more than ten (10) years from the date of grant. No option may be exercised after the expiration of its term.

          (d) Termination of Employment. If an optionee's employment or consulting relationship terminates for any reason (including death or disability), then all options held by the optionee under the 1992 Plan expire on the earlier of (i) the date set forth in his or her notice of grant or (ii) the expiration date of such option. The 1992 Plan and the option agreement may provide for a longer period of time for the option to be exercised after the optionee's death or disability than for other terminations. The optionee (or the optionee's estate or the person who acquires the right to exercise the option by bequest or inheritance) may exercise his or her option, but only to the extent the option is exercisable at the time of such termination. However, should an optionee be terminated for misconduct including, but not limited to, any act of dishonesty, willful misconduct, fraud or embezzlement or an optionee makes an unauthorized use or disclosure of confidential information or trade secrets of the Company, then in any such event all outstanding options held by such optionee shall terminate immediately and cease to be exercisable.

          The Company has discretion to permit options to be exercised, during the limited period of exercisability following termination, for shares that were not vested at the time of termination.

          (e) Non-transferability of Options. Unless otherwise determined by the Administrator, options granted under the 1992 Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the 1992 Plan as may be determined by the Administrator.

ADJUSTMENTS UPON CHANGES IN CAPITALIZATION

     In the event that the stock of the Company changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of the Company effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the 1992 Plan, the number and class of shares of stock subject to any option outstanding under the 1992 Plan, and the exercise price of any such outstanding option.

     Under the 1992 Plan, in the event of certain changes in the ownership or control of the Company involving a "Corporate Transaction," which includes an acquisition of the Company by merger or asset sale, all outstanding options under the 1992 Plan will automatically become exercisable, unless the option is assumed by the successor corporation (or parent thereof) or replaced by a comparable option to purchase shares of the capital stock of the successor corporation (or parent thereof).

     In addition, in the event of a successful hostile tender offer for more than 50% of the Company's outstanding Common Stock or a change in the majority of the Board as a result of one or more contested elections for Board membership, the Compensation Committee has the authority to provide for the acceleration of vesting of the shares of Common Stock subject to outstanding options under the 1992 Plan.

STOCK APPRECIATION RIGHTS

     The Administrator may in its discretion implement a stock appreciation rights program by which one or more optionees may be granted the right to surrender their options to the Company in exchange for a payment in cash, stock or both, for the difference between the fair market value of the vested shares under such option at the time of surrender less the aggregate exercise price for such shares. The Company currently has no outstanding stock appreciation rights.

AMENDMENT AND TERMINATION OF THE PLAN

     The Board may amend the 1992 Plan or any part thereof in its discretion. However, the Company shall obtain stockholder approval for any amendment to the Plan that would materially increase the maximum number of shares under the 1992 Plan or materially modify the eligibility requirements for participation in the 1992 Plan. No such action by the Board may alter or impair the rights of any optionee without the consent of the optionee. Unless the proposed amendment to the 1992 Plan is approved by stockholders, the 1992 Plan shall terminate in January 2002 with respect to future grants.

FEDERAL INCOME TAX CONSEQUENCES

  Incentive Stock Options

     An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise is an adjustment item for alternative minimum tax purposes and may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition equal to the difference between the exercise price and the lower of
(i) the fair market value of the shares at the date of the option exercise or
(ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director, or 10% stockholder of the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

  Nonstatutory Stock Options

     An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of the Company is subject to tax withholding by the Company. Unless limited by Section 162(m) of the Code, the Company is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee's exercise price, to the extent not recognized as taxable income as provided above, is treated as capital gain or loss. Net capital gains on shares held more than 12 months may be taxed at a maximum federal rate of 20%. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

PLAN BENEFITS TABLE

     The table below shows, as to each of the Named Executive Officers and the various indicated groups, the number of options to purchase Common Stock of the Company granted under the 1992 Plan during fiscal 2000 together with the weighted average exercise price payable per share.

                                 PLAN BENEFITS
                             1992 STOCK OPTION PLAN

                                                                           WEIGHTED
                                                              NUMBER OF    AVERAGE
                                                               OPTIONS     EXERCISE
                            NAME                               GRANTED     PRICE($)
                            ----                              ---------    --------
Aart J. de Geus.............................................    731,000    39.5982
  Chief Executive Officer and Chairman of the Board
Chi-Foon Chan...............................................    623,000    40.0883
  President and Chief Operating Officer
Vicki L. Andrews............................................    179,000    36.6664
  Senior Vice President, World Wide Sales
Robert B. Henske............................................    340,000    36.4779
  Senior Vice President and Chief Financial Officer
Steven K. Shevick...........................................     50,000    43.4625
  Vice President, Investor Relations and Legal, General
  Counsel
David P. Burow..............................................     96,000    44.7520
  Senior Vice President, Internet Design and Services
Raul Camposano..............................................    255,800    38.8410
  Senior Vice President and Chief Technology Officer
Executive Officers as a group (5 persons)...................  1,923,000    39.0328
Non-employee directors as a group...........................         --(1)      --
Non-executive officer employees as a group..................    692,200(2) 40.8339

---------------
(1) Non-employee directors are not eligible to participate in the 1992 Stock Option Plan.

(2) Represents all employees other than the executive officers of the Company.

                  PROPOSAL FOUR -- RATIFICATION OF APPOINTMENT
                            OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of KPMG, independent auditors, to audit the financial statements of the Company for fiscal 2001. KPMG has audited the Company's consolidated financial statements since fiscal 1992.

     A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

     In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Ratification of the appointment of KPMG requires the affirmative vote of a majority of the votes cast at a duly held stockholders meeting at which there is a quorum.

RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE SELECTION OF KPMG TO SERVE AS THE COMPANY'S INDEPENDENT AUDITORS FOR FISCAL 2001.

                             ADDITIONAL INFORMATION

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors, officers and greater than ten percent beneficial owners of its stock to file reports of ownership and changes in ownership with the SEC. Directors, officers and greater than ten percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of the Forms 3, 4 and 5 received by the Company and/or written representations from certain reporting persons, the Company believes that each of its directors, officers and greater than ten percent beneficial owners of its stock during the fiscal year ended October 28, 2000 have complied with all filing requirements applicable to such persons, except due to a clerical error on the part of the Company, Form 5's relating to the grant of options for committee service to directors William Lattin, Andy Bryant, Harvey Jones, Richard Newton and Steve Walske, were filed late and the Form 3 for Richard Rowley, Corporate Controller of the Company, was also filed late.

CORPORATE ANNUAL SUMMARY AND ANNUAL REPORT ON FORM 10-K

     A copy of the Company's Corporate Annual Summary and Annual Report on Form 10-K for fiscal 2000, as amended, has been mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Corporate Annual Summary is not incorporated into this Proxy Statement and shall not be considered proxy solicitation material.

DATE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

     Stockholders of the Company that intend to present one or more proposals at the Company's 2002 Annual Meeting of Stockholders, including nominations to the Board of Directors of persons other than those nominated by the Board, must notify the Company no later than October 29, 2001 in order that they may be timely under the Company's Bylaws and may be considered for inclusion in the proxy statement and proxy relating to that meeting; provided that, in the event the date of the Company's 2002 Annual Meeting of Stockholders is changed by more than 30 days, such notice must be delivered to the Company a reasonable time before the solicitation is made. A stockholder's notice to the Company must include, with respect to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the matter and the reasons for conducting such business at the annual meeting, (ii) the name and address of the stockholder, as they appear on the Company's books, (iii) the number of shares beneficially owned by the stockholder, (iv) any material interest of the stockholder in the proposal, and
(v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act. Nominations of persons to the Board of Directors must include, with respect to each nomination and the nominating stockholder, (a) the name, age, business address and residence address of such person, (b) the principal occupation or employment of such person, (c) the class and number of shares of the Company which are beneficially owned by such person, (d) a description of all arrangements or understandings between the stockholder and each nominee and other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (e) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required under the Exchange Act.

     Notwithstanding the foregoing, the stockholder must also provide notice as required by the Exchange Act and the applicable regulations thereunder. The chairman of the Annual Meeting may determine, if the facts warrant, that a matter has not been properly brought before the meeting and, therefore, may not be considered at the meeting.

                                          THE BOARD OF DIRECTORS

Dated: March 6, 2001

                                                                      APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                  OF THE BOARD OF DIRECTORS OF SYNOPSYS, INC.

                        PURPOSE, MEMBERSHIP AND MEETINGS

     The Audit Committee is appointed by the Board of Directors of Synopsys, Inc. (the "Company") to assist the Board in fulfilling its financial oversight responsibilities.

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of who shall meet the requirements of the NASDAQ National Market of the National Association of Securities Dealers, Inc. All members of the Audit Committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the Audit Committee shall have accounting or related financial management expertise.

     The Audit Committee shall meet at least four times annually.

                          RESPONSIBILITIES AND DUTIES

  Audit/Internal Controls

     1. Meet with the outside auditors and financial management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized, and at the conclusion thereof review such audit, including any comments or recommendations of the outside auditors.

     2. Provide sufficient opportunity for the outside auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the outside auditors' evaluation of the Company's financial and accounting personnel and the cooperation that the outside auditors receive during the course of the audit.

     3. Review with the outside auditors and the Company's financial and accounting personnel the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper.

     4. Oversee the internal audit function of the Company, including consultation with the internal auditor to determine areas for review and audit, review of the budget and activities of the internal audit function, review of significant reports prepared by the internal audit department together with management's response and follow-up to these reports, and the coordination of the internal audit program with the independent auditors, with particular attention to the balance between independent and internal auditing resources. The committee will have the opportunity to meet privately with the internal auditor as necessary.

  Financial Statements

     5. Review with management and the outside auditors the Company's annual and quarterly financial statements. Discuss any significant changes to the Company's accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Accounting Standards 61. Review and discuss with management and outside auditors the press release and conference call regarding the annual and quarterly financial statements.

  Outside Auditors

     6. Select, evaluate and, where appropriate, take appropriate action leading to the replacement of the outside auditors. The outside auditors are ultimately accountable to the Board of Directors and the audit committee, as representatives of the stockholders.

     7. Receive from outside auditors a formal written statement delineating all relationships between the outside auditors and the Company, consistent with the Independence Standards Board Standard 1, and actively engage in a dialogue with the outside auditors with respect to any disclosed relationships or services that may affect the objectivity and independence of the auditors and take or recommend that the full Board take appropriate action to oversee the independence of the auditors.

  Charter

     8. Review and reassess the adequacy of this charter once each year. Periodically evaluate the audit committee's performance and measure against best practices.

     9. Have this Charter published in the proxy materials relating to Annual Meetings of Stockholders at least once every three years in accordance with SEC regulations.

  Other Responsibilities

     10. Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

     11. Annually prepare a report to stockholders as required by the SEC. The report should be included in the Company's annual proxy statement.

     12. Maintain minutes of meetings and submit such minutes to, or review the matters discussed at each such meeting with, the Board of Directors.

     13. Take such other actions as may be necessary or appropriate under the rules of the SEC or the National Association of Securities Dealers.

PROXY                                                                     PROXY

                                 SYNOPSYS, INC.
                 ANNUAL MEETING OF STOCKHOLDERS, APRIL 23, 2001
 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SYNOPSYS, INC.

   The undersigned revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Stockholders to be held April 23, 2001 and the Proxy Statement and appoints Aart J. de Geus and Chi-Foon Chan, and each of them individually, the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Synopsys, Inc. (the "Company") that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders of the Company to be held at the Company's offices at 700 East Middlefield Road, Mountain View, California on Monday, April 23, 2001 at 4:00 p.m., and at any adjournment or adjournments thereof, with the same force and effect as the undersigned might or could do if personally present. The shares represented by the Proxy shall be voted in the manner as set forth on the reverse side.

                  (Continued and to be signed on reverse side)

TO VOTE BY PHONE

   It's fast, convenient, and your vote is immediately confirmed and posted.

                        Just follow these 4 easy steps:

1. Read the accompanying Proxy Statement.

2. Call 1-888-221-0695 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

3. Enter your 6-DIGIT CONTROL NUMBER located on the other side.

4. Follow the simple recorded instructions. You will have two options:

   OPTION 1: To vote as the Board of Directors recommends on all proposals:
             press 1. When asked, please confirm your vote by pressing 1.

   OPTION 2: If you choose to vote on each proposal separately, press 0 and follow the simple recorded instructions.

                            YOUR VOTE IS IMPORTANT!

TO VOTE BY INTERNET

   It's fast, convenient, and your vote is immediately confirmed and posted.

                        Just follow these 4 easy steps:

1. Read the accompanying Proxy Statement.

2. Go to the following website: WWW.COMPUTERSHARE.COM/US/PROXY

3. Enter the information requested on your computer screen, including your 6-DIGIT CONTROL NUMBER located on the other side.

4. Follow the simple instructions on the screen.

                            YOUR VOTE IS IMPORTANT!

--------------------------------------------------------------------------------

                                 SYNOPSYS, INC.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [ ]



1. TO ELECT EIGHT DIRECTORS TO SERVE FOR THE ENSUING        For     Withhold    For All
   YEAR OR UNTIL THEIR SUCCESSORS ARE ELECTED.              All       All       Except*

   Nominees:01-Aart J. de Geus, 02-Andy D. Bryant,          [ ]       [ ]         [ ]
   03-Chi-Foon Chan, 04-Bruce R. Chizen,
   05-Deborah A. Coleman, 06-A. Richard Newton,
   07-Sasson Somekh, 08-Steven C. Walske


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*For all nominees except as noted above

2. To approve an amendment to the Company's Employee        For     Against     Abstain
   Stock Purchase Plan and International Employee
   Stock Purchase Plan to increase the number of shares     [ ]       [ ]         [ ]
   of Common Stock reserved for issuance thereunder by
   1,200,000 shares.

3. To approve an amendment to the Company's 1992 Stock      For     Against     Abstain
   Option Plan (the "1992 Plan") to extend the term of
   the 1992 Plan from January 2002 until January 2007.      [ ]       [ ]         [ ]

4. To ratify the appointment of KPMG LLP as independent     For     Against     Abstain
   auditors of the Company for fiscal 2001.
                                                            [ ]       [ ]         [ ]

   To transact such other business as may properly come
   before the meeting or any adjournment or adjournments
   thereof.
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MARK HERE FOR ADDRESS CHANGE AND
NOTE ABOVE.                        [ ]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTORS LISTED
ABOVE AND A VOTE FOR THE OTHER PROPOSALS. THIS PROXY, WHEN PROPERLY
EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. THIS PROXY WILL BE VOTED FOR THE
ELECTION OF THE DIRECTORS LISTED ABOVE AND FOR THE OTHER PROPOSALS IF NO
SPECIFICATION IS MADE.

CONTROL NUMBER

                                             Date: ___________________________

Signature ____________________________________________________________________

Signature ____________________________________________________________________

Please sign exactly as name appears at left. When shares are held by joint tenants both should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by an authorized person.


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                              FOLD AND DETACH HERE

                            YOUR VOTE IS IMPORTANT!

      PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE
   ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.